Exhibit 99.1

Press Release
January 22, 2020

7575 W. Jefferson Blvd.

Fort Wayne, IN 46804

Steel Dynamics Reports Fourth Quarter and

Annual 2019 Results

FORT WAYNE, INDIANA, January 22, 2020 / PRNewswire /

Annual 2019 Performance:

▪	Record steel shipments of 10.8 million tons and record steel fabrication shipments of 644,000 tons
▪	Net sales of $10.5 billion, the company’s second-best performance
▪	Operating income of $987 million and net income of $671 million, the company’s third-best performance
▪	Cash flow from operations of $1.4 billion and EBITDA of $1.3 billion, the company’s second-best and third-best performances, respectively
▪	Achieved Investment grade credit rating designation, and successfully executed inaugural notes offering

Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced fourth quarter and annual 2019 financial results. The company reported fourth quarter 2019 net sales of $2.4 billion and net income of $121 million, or $0.56 per diluted share. Excluding the impact from the following items, the company’s fourth quarter adjusted net income was $134 million, or $0.62 per diluted share:

▪	Financing costs related to the company’s December 2019 refinancing activities of approximately $4 million, or $0.01 per diluted share, and
▪	Lower earnings resulting from two planned annual maintenance outages at the company’s Butler and Columbus flat roll divisions, causing higher than normal maintenance and associated costs of approximately $15 million, or $0.05 per diluted share. The outages also reduced flat roll steel shipments by an estimated 70,000 tons to 80,000 tons, further reducing fourth quarter earnings.

Comparatively, prior year fourth quarter net sales were $2.9 billion, with net income of $270 million, or $1.17 per diluted share, which included lower earnings from planned facility outages of $0.10 per diluted share, and additional performance-based compensation of $0.04 per diluted share. Sequential third quarter 2019 net sales were $2.5 billion, with net income of $151 million, or $0.69 per diluted share.

“The team delivered a strong 2019 operational and financial performance in a challenging steel pricing environment, achieving our third-best annual earnings performance and numerous operational records, including record annual steel and fabrication shipments,” said Mark D. Millett, President and Chief Executive Officer. “We performed at the top of our industry throughout the year. We achieved operating income of $987 million with EBITDA of $1.3 billion. With near record 2019 cash flow generation of $1.4 billion, we achieved record liquidity of $2.8 billion, while at the same time growing our business through both organic and transactional growth investments, maintaining a positive cash dividend profile, and executing on our share repurchase program. In recognition of our growth, strong balance sheet profile and consistent free cash flow generation capability, we also achieved investment grade credit designations from three credit rating agencies. We have a firm foundation for our continued long-term, strategic growth and value creation.

“Even though 2019 was one of our best years, it was challenged with high customer steel inventories, as many customers purchased beyond normal demand levels in 2018,” continued Millett. “Domestic steel demand remained steady in 2019, but as customers began to destock inventories, steel prices declined throughout the year, and firmed in the fourth quarter, as destocking subsided and inventory levels were right-sized. As a result, operating income from our steel operations was $1.0 billion in 2019, compared to a record $1.9 billion in 2018. Ferrous scrap prices also declined in eight of the past twelve months during 2019, resulting in our metals recycling operations earning $28 million in 2019, compared to $88 million last year.

“Looking ahead, steel customer inventory levels have moderated, and underlying domestic steel demand remains intact for the primary steel consuming sectors, including automotive and construction. Customers have been positive concerning the business outlook for 2020. Additionally, our fabrication platform has an order backlog that is even stronger entering 2020 than it was at this time last year, and fabrication customer sentiment remains optimistic, a positive growth indication for non-residential construction projects. Our fabrication operations achieved record shipments in 2019, and operating income of $119 million, almost double last year’s performance,” stated Millett.

Fourth Quarter 2019 Comments

Fourth quarter 2019 operating income for the company’s steel operations was $201 million, or 16 percent lower than sequential third quarter results, based on two planned steel mill outages, seasonally lower shipments and metal spread compression. The company completed significant planned maintenance outages at both its Butler and Columbus Flat Roll divisions, which increased costs by an estimated $15 million and reduced flat roll shipments during the fourth quarter. The fourth quarter 2019 average external product selling price for the company’s steel operations decreased $45 sequentially to $764 per ton. The average ferrous scrap cost per ton melted at the company’s steel mills decreased $32 sequentially to $243 per ton.

Monthly prime scrap indices declined approximately $35 per gross ton on average from October through December, compared to July through September 2019. In concert, the company’s metals recycling platform’s average ferrous scrap selling price declined $28 per gross ton and shipments were seasonally 6% lower sequentially, resulting in an operating loss of $5 million, compared to an operating profit of $3 million in the third quarter 2019.

Fourth quarter 2019 operating income from the company’s steel fabrication operations was $33 million, remaining steady with strong sequential earnings of $35 million. Record quarterly shipments substantially offset the impact of marginal average price declines. The steel fabrication platform’s order backlog remains strong, and customers remain optimistic concerning construction activity.

The company generated strong fourth quarter 2019 cash flow from operations of $409 million and executed its inaugural investment grade notes offering. The company issued $400 million of 2.800% notes due 2024 and $600 million of 3.450% notes due 2030, using the proceeds to repay $700 million of its existing 5.125% senior notes due 2021 and for other general corporate purposes. These transactions extended the company's overall debt maturity profile and will reduce annual interest costs.

Annual 2019 Comparison

Annual 2019 net income was $671 million representing the company’s third-best annual performance, or $3.04 per diluted share, with net sales of $10.5 billion, as compared to record 2018 net income of $1.3 billion, or $5.35 per diluted share, with net sales of $11.8 billon. Annual 2019 net sales declined 11 percent, while operating income of $987 million decreased 43 percent from record high 2018 results of $1.7 billion. The decline in revenues was primarily caused by declining steel prices related to customer inventory destocking that occurred throughout the year, and more than offset the benefit of the company’s 2019 record annual steel and fabrication shipments. The decline in earnings was driven by lower average flat roll steel selling values, as average 2019 annual prime hot roll coil price indices decreased approximately $229 per ton, or 28 percent when compared to 2018, resulting in significant metal margin compression.

Compared to 2018, the average 2019 external product selling price for the company’s overall steel operations decreased $83 to $839 per ton. The average 2019 ferrous scrap cost per ton melted at the company’s steel mills decreased $48 to $293 per ton.

During 2019, the company increased value-added shipments from its steel processing locations, representing 15 percent of the total steel shipments, compared to 10 percent in 2018. These locations use steel products as their primary raw material, and the associated steel procurement costs represented over 16 percent of the company’s steel operations cost of goods sold in 2019, compared to 12 percent in 2018.

The company generated its second-best annual cash flow from operations of $1.4 billion, paid cash dividends of $200 million, and repurchased $349 million, or five percent of its outstanding common stock during 2019.

Outlook

“Based on domestic steel demand fundamentals, we are constructive regarding North American steel market dynamics,” said Millett. “We believe North American steel consumption will experience modest growth and will be supported by further steel import reductions and the end of steel inventory destocking. We believe recent and possible trade actions could have a positive impact in further reducing unfairly traded steel imports into the United States, including coated flat roll steel, which could have a significant positive impact for Steel Dynamics, as we are the largest non-automotive flat roll steel coater in the United States.

“In combination with our existing and newly announced expansion initiatives, there are firm drivers in place for our continued growth. We are excited about our Sinton, Texas flat roll steel mill project, and the associated long-term value creation it will bring through geographic and value-added product diversification. This facility is designed to have product size and quality capabilities beyond that of existing electric-arc-furnace flat roll steel producers, competing even more effectively with the integrated steel model and foreign competition. We have targeted regional markets that represent over 27 million tons of relevant flat roll steel consumption, which includes the growing Mexican flat roll steel market. This facility is located and designed to have a meaningful competitive advantage in those regions. The team began site work in the second half of 2019, and we are excited to announce that we recently received the required environmental permitting to allow for full construction efforts to begin, with current plans to commence operations mid-year 2021.

“Our differentiated business model and performance-driven culture clearly demonstrate our through-cycle earnings capability. We continue to strengthen our financial position through consistent strong cash flow generation and the execution of our long-term strategy. We are competitively positioned and remain focused on delivering long-term value creation for all of our stakeholders,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss fourth quarter and annual 2019 operating and financial results on Thursday, January 23, 2020, at 9:00 a.m. Eastern Time. You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com. A replay of the call will be available on our website until 11:59 p.m. Eastern Time on January 28, 2020.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA and Adjusted EBITDA, non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking", subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, manufacturing, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials and supplies (including steel scrap, iron units, zinc, graphite electrodes, and energy costs) and our ability to pass on any cost increases; (5) the impact of domestic and foreign imports, including trade policy, restrictions, or agreements; (6) unanticipated difficulties in integrating or starting up new, acquired or planned businesses or assets; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics' more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com: Investors: SEC Filings.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Year Ended		Three Months
	December 31,		December 31,		Ended
	2019	2018	2019	2018	September 30, 2019
Net sales	$2,370,491	$2,903,892	$10,485,286	$11,821,839	$2,526,845
Costs of goods sold	2,054,082	2,382,657	8,954,302	9,499,025	2,167,006
Gross profit	316,409	521,235	1,530,984	2,322,814	359,839

Selling, general and administrative expenses	111,968	106,564	436,498	416,640	107,242
Profit sharing	13,633	41,684	78,029	155,985	17,848
Amortization of intangible assets	8,847	7,434	29,577	27,780	6,704
Operating income	181,961	365,553	986,880	1,722,409	228,045

Interest expense, net of capitalized interest	32,322	31,652	127,104	126,620	31,339
Other income, net	(424)	(7,384)	(15,561)	(23,985)	(4,545)
Income before income taxes	150,063	341,285	875,337	1,619,774	201,251

Income tax expense	26,344	71,433	197,437	363,969	48,643
Net income	123,719	269,852	677,900	1,255,805	152,608
Net (income) loss attributable to noncontrolling interests	(2,294)	152	(6,797)	2,574	(1,560)
Net income attributable to Steel Dynamics, Inc.	$121,425	$270,004	$671,103	$1,258,379	$151,048

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$0.56	$1.18	$3.06	$5.38	$0.69

Weighted average common shares outstanding	215,119	229,245	219,639	233,923	217,873

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$0.56	$1.17	$3.04	$5.35	$0.69

Weighted average common shares and share equivalents outstanding	216,402	230,455	220,748	235,193	219,109

Dividends declared per share	$0.2400	$0.1875	$0.9600	$0.7500	$0.2400

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets
Cash and equivalents	$1,381,460	$828,220
Short term investments	262,174	228,783
Accounts receivable, net	844,336	1,043,756
Inventories	1,689,043	1,859,168
Other current assets	76,012	72,730
Total current assets	4,253,025	4,032,657

Property, plant and equipment, net	3,135,886	2,945,767

Intangible assets, net	327,901	270,328

Goodwill	452,915	429,645

Other assets	106,038	25,166
Total assets	$8,275,765	$7,703,563
Liabilities and Equity
Current liabilities
Accounts payable	$513,344	$550,754
Income taxes payable	2,014	7,468
Accrued expenses	401,984	436,681
Current maturities of long-term debt	89,356	24,234
Total current liabilities	1,006,698	1,019,137

Long-term debt	2,644,988	2,352,489

Deferred income taxes	484,169	435,838

Other liabilities	75,055	8,870
Total liabilities	4,210,910	3,816,334

Commitments and contingencies

Redeemable noncontrolling interests	143,614	111,240

Equity
Common stock	646	645
Treasury stock, at cost	(1,525,113)	(1,184,243)
Additional paid-in capital	1,181,012	1,160,048
Retained earnings	4,419,296	3,958,320
Accumulated other comprehensive income	(7)	301
Total Steel Dynamics, Inc. equity	4,075,834	3,935,071
Noncontrolling interests	(154,593)	(159,082)
Total equity	3,921,241	3,775,989
Total liabilities and equity	$8,275,765	$7,703,563

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Operating activities:
Net income	$123,719	$269,852	$677,900	$1,255,805

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	80,527	80,560	321,082	317,198
Equity-based compensation	14,402	14,457	47,631	43,317
Deferred income taxes	16,769	16,390	51,721	61,827
Other adjustments	2,365	(1,442)	1,413	(1,245)
Changes in certain assets and liabilities:
Accounts receivable	142,610	184,434	237,805	(145,873)
Inventories	77,977	(5,305)	217,866	(246,213)
Other assets	6,103	3,689	13,735	(3,475)
Accounts payable	(32,278)	(62,464)	(86,445)	37,904
Income taxes receivable/payable	(31,810)	(28,943)	(12,095)	26,471
Accrued expenses	8,678	19,833	(74,323)	69,753
Net cash provided by operating activities	409,062	491,061	1,396,290	1,415,469

Investing activities:
Purchases of property, plant and equipment	(158,258)	(62,913)	(451,945)	(239,390)
Purchases of short term investments	(262,133)	(143,783)	(396,159)	(268,783)
Proceeds from maturities of short term investments	69,489	30,000	362,768	40,000
Acquisition of business, net of cash and restricted cash acquired	-	-	(97,106)	(433,998)
Other investing activities	1,733	5,445	5,756	6,907
Net cash used in investing activities	(349,169)	(171,251)	(576,686)	(895,264)

Financing activities:
Issuance of current and long-term debt	1,199,276	117,937	1,573,962	445,607
Repayment of current and long-term debt	(895,018)	(109,329)	(1,264,152)	(455,491)
Dividends paid	(51,778)	(43,767)	(200,271)	(168,913)
Purchase of treasury stock	(56,214)	(330,190)	(348,608)	(523,569)
Other financing activities	(20,302)	(10,177)	(27,561)	(18,501)
Net cash provided by (used in) financing activities	175,964	(375,526)	(266,630)	(720,867)

Increase (decrease) in cash, cash equivalents, and restricted cash	235,857	(55,716)	552,974	(200,662)
Cash, cash equivalents, and restricted cash at beginning of period	1,151,540	890,139	834,423	1,035,085
Cash, cash equivalents, and restricted cash at end of period	$1,387,397	$834,423	$1,387,397	$834,423

Supplemental disclosure information:
Cash paid for interest	$62,848	$53,536	$134,550	$124,034
Cash paid for income taxes, net	$39,376	$89,677	$155,525	$288,429

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION

(dollars in thousands)

	Fourth Quarter		Year to Date
	2019	2018	2019	2018	1Q 2019	2Q 2019	3Q 2019
External Net Sales
Steel	$1,771,398	$2,198,459	$7,924,846	$8,920,719	$2,124,570	$2,106,350	$1,922,528
Fabrication	246,173	251,592	962,155	921,148	228,480	241,424	246,078
Metals Recycling	242,862	352,555	1,198,007	1,552,600	351,137	323,100	280,908
Other	110,058	101,286	400,278	427,372	113,248	99,641	77,331
Consolidated Net Sales	$2,370,491	$2,903,892	$10,485,286	$11,821,839	$2,817,435	$2,770,515	$2,526,845
Operating Income
Steel	$201,266	$402,252	$1,048,059	$1,855,109	$312,437	$294,769	$239,587
Fabrication	32,573	14,902	119,263	62,064	20,663	30,706	35,321
Metals Recycling	(5,251)	16,954	28,215	88,251	19,958	10,614	2,894
Operations	228,588	434,108	1,195,537	2,005,424	353,058	336,089	277,802

Non-cash amortization of intangible assets	(8,847)	(7,434)	(29,577)	(27,780)	(7,013)	(7,013)	(6,704)
Profit sharing expense	(13,633)	(41,684)	(78,029)	(155,985)	(23,677)	(22,871)	(17,848)
Non-segment operations	(24,147)	(19,437)	(101,051)	(99,250)	(30,526)	(21,173)	(25,205)
Consolidated Operating Income	$181,961	$365,553	$986,880	$1,722,409	$291,842	$285,032	$228,045
Adjusted EBITDA
Net income	$123,719	$269,852	$677,900	$1,255,805	$204,827	$196,746	$152,608
Income taxes	26,344	71,433	197,437	363,969	62,236	60,214	48,643
Net interest expense	25,355	24,738	99,077	104,042	24,017	25,598	24,107
Depreciation	70,314	71,765	286,201	283,890	71,846	72,585	71,456
Amortization of intangible assets	8,847	7,434	29,577	27,780	7,013	7,013	6,704
Noncontrolling interest	(2,294)	151	(6,797)	2,573	(499)	(2,444)	(1,560)
EBITDA	252,285	445,373	1,283,395	2,038,059	369,440	359,712	301,958
Non-cash adjustments
Unrealized hedging (gain) loss	589	(2,510)	2,309	(6,600)	1,742	(3,719)	3,697
Inventory valuation	352	666	1,222	2,148	241	351	278
Equity-based compensation	14,400	14,457	42,941	40,390	10,619	9,080	8,842
Financing expenses	2,780	-	2,780	-	-	-	-
Adjusted EBITDA	$270,406	$457,986	$1,332,647	$2,073,997	$382,042	$365,424	$314,775
Other Operating Information
Steel
Average external sales price (Per ton) (a)	$764	$940	$839	$922	$902	$879	$809
Average ferrous cost (Per ton melted) (b)	$243	$343	$293	$341	$338	$316	$275

Flat Roll shipments
Butler and Columbus Flat Roll divisions	1,512,003	1,493,894	6,140,547	6,207,019	1,526,851	1,574,463	1,527,230
Steel Processing divisions (c)	404,388	262,642	1,585,657	974,266	330,775	422,849	427,645
Long Product shipments
Structural and Rail Division	374,774	389,107	1,469,356	1,630,235	376,263	352,013	366,306
Engineered Bar Products Division	153,692	217,646	732,774	922,839	206,874	195,644	176,564
Roanoke Bar Division	125,125	150,607	529,480	559,801	152,400	128,460	123,495
Steel of West Virginia	80,981	70,367	358,827	315,603	91,248	95,929	90,669
Total Shipments (Tons)	2,650,963	2,584,263	10,816,641	10,609,763	2,684,411	2,769,358	2,711,909

External Shipments (Tons) (a)	2,305,633	2,328,420	9,402,608	9,625,291	2,347,209	2,386,851	2,362,915

Steel Production (Tons) (a)	2,647,400	2,677,613	10,898,744	10,899,776	2,745,128	2,769,910	2,736,306
Metals Recycling
Nonferrous shipments (000's of pounds)	252,861	278,418	1,068,208	1,131,412	292,038	266,222	257,087
Ferrous shipments (Gross tons)	1,096,211	1,215,474	4,627,214	5,123,553	1,171,361	1,189,679	1,169,963
External ferrous shipments (Gross tons)	361,504	414,941	1,565,957	1,777,418	382,841	425,477	396,135
Fabrication
Average sales price (Per ton)	$1,419	$1,550	$1,495	$1,437	$1,575	$1,538	$1,464
Shipments (Tons)	173,635	162,292	644,411	641,698	145,222	156,983	168,571

(a)   Represents all steel operations

(b)   Represents ferrous cost per ton melted at our six electric arc furnace steel mills

(c)   Includes Heartland, The Techs and United Steel Supply locations